Exhibit 4.1
DESCRIPTION OF THE REGISTRANT’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE
SECURITIES EXCHANGE ACT OF 1934
The following summary of the capital stock of Envista Holdings Corporation does not purport to be complete and is qualified in its entirety by reference to our second amended and restated certificate of incorporation, as amended, and our third amended and restated bylaws, each of which is incorporated by reference as an exhibit to the Annual Report on Form 10-K of which this Exhibit is a part, and certain provisions of Delaware law. Unless the context requires otherwise, all references to “we,” “us,” “our” and “Envista” in this Exhibit refer solely to Envista Holdings Corporation and not to our subsidiaries.
General
Our authorized capital stock consists of 500,000,000 shares of common stock, par value $0.01 per share, and 15,000,000 shares of preferred stock, par value $0.01 per share, all of which shares of preferred stock are undesignated. Our board of directors may establish the rights and preferences of the preferred stock from time to time.
Common Stock
Holders of our common stock are entitled to the rights set forth below.
Voting Rights
Each holder of our common stock is entitled to one vote for each share on all matters to be voted upon by stockholders. At each meeting of the stockholders, a majority in voting power of our shares issued and outstanding and entitled to vote at the meeting, present in person or represented by proxy, constitutes a quorum.
Directors are elected by a plurality of the votes entitled to be cast. Our stockholders do not have cumulative voting rights. Except as otherwise provided in our second amended and restated certificate of incorporation, as amended, or as required by law, any question brought before any meeting of stockholders, other than the election of directors, will be decided by the affirmative vote of the holders of a majority of the total number of votes of our shares represented at the meeting and entitled to vote on such question, voting as a single class.
Dividends
Subject to any preferential rights of any outstanding preferred stock, holders of our common stock will be entitled to receive ratably the dividends, if any, as may be declared from time to time by our board of directors out of funds legally available for that purpose. If there is a liquidation, dissolution or winding up of us, holders of our common stock would be entitled to ratable distribution of our assets remaining after the payment in full of liabilities and any preferential rights of any then-outstanding preferred stock.
No Preemptive or Similar Rights
Holders of our common stock have no preemptive or conversion rights or other subscription rights, and there are no redemption or sinking fund provisions applicable to our common stock.
Preferred Stock
Under the terms of our second amended and restated certificate of incorporation, as amended, our board of directors is authorized, subject to limitations prescribed by the Delaware General Corporation Law (“DGCL”) and by our second amended and restated certificate of incorporation, as amended, to issue up to 15,000,000 shares of preferred stock in one or more series without further action by the holders of our common stock. Our board of directors has the discretion, subject to limitations prescribed by the DGCL and by our second amended and restated certificate of incorporation, as amended, to determine the rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of preferred stock. The rights, preferences and privileges of the holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.
Anti-Takeover Effects of Various Provisions of Delaware Law and Our Certificate of Incorporation and Bylaws
Provisions of the DGCL and our second amended and restated certificate of incorporation, as amended, and third amended and restated bylaws could make it more difficult to acquire us by means of a tender offer, a proxy contest or otherwise, or to remove incumbent officers and directors. These provisions, summarized below, are expected to discourage certain types of coercive takeover practices and takeover bids that our board of directors may consider inadequate and to encourage persons seeking to acquire control of us to first negotiate with our board of directors. We believe that the benefits of increased protection of our ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging takeover or acquisition proposals because, among other things, negotiation of these proposals could result in an improvement of their terms.
Delaware Anti-Takeover Statute. We are subject to Section 203 of the DGCL, an anti-takeover statute. In general, Section 203 of the DGCL prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years following the time the person became an interested stockholder, unless (i) prior to such time, the board of directors of such corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder; (ii) upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of such corporation at the time the transaction commenced (excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) the voting stock owned by directors who are also officers or held in employee benefit plans in which the employees do not have a confidential right to tender or vote stock held by the plan); or (iii) on or subsequent to such time the business combination is approved by the board of directors of such corporation and authorized at a meeting of stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock of such corporation not owned by the interested stockholder. Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Generally, an “interested stockholder” is a person who, together with affiliates and associates, owns (or within three years prior to the determination of interested stockholder status did own) 15% or more of a corporation’s voting stock. The existence of this provision would be expected to have an anti-takeover effect with respect to transactions not approved in advance by our board of directors, including discouraging attempts that might result in a premium over the market price for the shares of our common stock held by our stockholders.
A Delaware corporation may “opt out” of Section 203 with an express provision in its original certificate of incorporation or an express provision in its certificate of incorporation or bylaws resulting from amendments approved by holders of at least a majority of the corporation’s outstanding voting shares. We did not elect to “opt out” of Section 203.
Classified Board. Our second amended and restated certificate of incorporation, as amended, provides that our board of directors is divided into three classes. Commencing with the 2024 annual meeting of stockholders, and each annual meeting of stockholders thereafter, all directors will be elected for a one-year term expiring at the next annual meeting of stockholders, and our board of directors will no longer be classified.
Removal of Directors. Our third amended and restated bylaws provides that (i) prior to the board being fully declassified as discussed above, stockholders may remove the continuing classified directors only for cause, and that (ii) after the board of directors has been fully declassified, stockholders may remove our directors with or without cause. Removal requires the affirmative vote of holders of a majority of our outstanding capital stock entitled to vote generally in the election of directors.
Size of Board and Vacancies. Our third amended and restated bylaws provide that our board of directors will consist of not less than three nor greater than 15 directors, the exact number of which will be fixed exclusively by our board of directors. Any vacancies created in the board of directors resulting from any increase in the authorized number of directors or the death, resignation, retirement, disqualification, removal from office or other cause will be filled by a majority of the directors then in office, even if less than a quorum is present, or by a sole remaining director. A director (a) appointed to fill a vacancy caused by the death, resignation, retirement, disqualification or removal of any continuing classified director will have a term expiring at the corresponding annual meeting of stockholders at which the term of such continuing classified director would have expired, and (b) appointed to fill a newly created directorship resulting from an increase in the authorized number of directors, will have a term expiring at the next subsequent annual meeting of stockholders, in each case subject to the election and qualification of a successor and to such director’s earlier death, resignation or removal.
Special Stockholder Meetings. Our second amended and restated certificate of incorporation, as amended, provides that special meetings of stockholders may be called only by the secretary upon a written request delivered to the secretary by (a) the board of directors pursuant to a resolution adopted by a majority of the entire board of directors, (b) the chairman of the board of directors or (c) our chief executive officer. Stockholders may not call special stockholder meetings.
Stockholder Action by Written Consent. Our second amended and restated certificate of incorporation, as amended, provides that stockholder action must take place at the annual or a special meeting of our stockholders. Stockholders may not act by written consent.
Requirements for Advance Notification of Stockholder Nominations and Proposals. Our second amended and restated certificate of incorporation, as amended, mandates that stockholder nominations for the election of directors will be given in accordance with the bylaws. The third amended and restated bylaws have established advance notice procedures with respect to stockholder proposals and nomination of candidates for election as directors as well as minimum qualification requirements for stockholders making the proposals or nominations. Additionally, the bylaws require that candidates for election as director disclose their qualifications and make certain representations.
No Cumulative Voting. The DGCL provides that stockholders are denied the right to cumulate votes in the election of directors unless a company’s certificate of incorporation provides otherwise. Our second amended and restated certificate of incorporation, as amended, does not provide for cumulative voting.
Undesignated Preferred Stock. The authority that our board of directors possesses to issue preferred stock could potentially be used to discourage attempts by third parties to obtain control of us through a merger, tender offer, proxy contest or otherwise by making such attempts more difficult or more costly. Our board of directors may be able to issue preferred stock with voting rights or conversion rights that, if exercised, could adversely affect the voting power of the holders of common stock.
Limitations on Liability, Indemnification of Officers and Directors and Insurance
The DGCL authorizes corporations to limit or eliminate the personal liability of directors and officers to corporations and their stockholders for monetary damages for breaches of fiduciary duties as director or officers, and our second amended and restated certificate of incorporation, as amended, includes such an exculpation provision. Our second amended and restated certificate of incorporation, as amended, and third amended and restated bylaws include provisions that indemnify, to the fullest extent allowable under the DGCL, the personal liability of directors or officers for monetary damages for actions taken as our director or officer, or for serving at our request as a director or officer or another position at another corporation or enterprise, as the case may be. Our second amended and restated certificate of incorporation, as amended, and third amended and restated bylaws also provide that we must indemnify and advance reasonable expenses to our directors and, subject to certain exceptions, officers, subject to our receipt of an undertaking from the indemnified party as may be required under the DGCL. Our second amended and restated certificate of incorporation, as amended, expressly authorizes us to carry directors’ and officers’ insurance to protect us, our directors, our officers and certain employees for some liabilities.
The limitation of liability and indemnification provisions in our second amended and restated certificate of incorporation, as amended, and third amended and restated bylaws may discourage stockholders from bringing a lawsuit against directors or officers for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against our directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. However, these provisions do not limit or eliminate our rights, or those of any stockholder, to seek non-monetary relief such as injunction or rescission in the event of a breach of a director’s duty of care. The provisions do not alter the liability of directors or officers under the federal securities laws. In addition, an investment in our common stock may be adversely affected to the extent that, in a class action or direct suit, we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.
Exclusive Forum
Actions under the Securities Act. Unless we otherwise consent in writing, the United States federal district courts shall be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended (the “Securities Act”). If any action arising under the Securities Act is filed in a court other than a federal district court in the name of any stockholder (current, former or future), such stockholder shall be deemed to have consented to: (i) the personal jurisdiction of the federal district courts in connection with any action brought in any such court to enforce the federal forum selection provision, and (ii) having service of process made upon such stockholder in any such enforcement action by service upon such stockholder’s counsel in the enforcement action as agent for such stockholder.
State Law Claims. Unless we otherwise consent in writing, the sole and exclusive forum for (1) any derivative action or proceeding brought on our behalf, (2) any action asserting a claim of breach of fiduciary duty owed by any of our directors, officers, employees or stockholders to us or our stockholders, (3) any action asserting a claim arising pursuant to any provision of the DGCL, our certificate of incorporation or bylaws, or (4) any action asserting a claim governed by the internal affairs doctrine shall be the Court of Chancery of the State of Delaware or, if the Court of Chancery of the State of Delaware does not have jurisdiction, another state or federal court located within the State of Delaware. If any such action is filed in a court other than a court located within the State of Delaware in the name of any stockholder (current, former, or future), such stockholder shall be deemed to have consented to: (i) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce the Delaware forum selection provision, and (ii) having service of process made upon such stockholder in any such enforcement action by service upon such stockholder’s counsel in the foreign action as agent for such stockholder.
Listing
Our common stock is traded on the NYSE under the symbol “NVST.”
Transfer Agent and Registrar
The transfer agent and registrar for shares of our common stock is Computershare Trust Company, N.A.

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